                                                                    EXHIBIT 10.3

                         TERMINATION BENEFITS AGREEMENT

            This Termination Benefits Agreement ("Agreement") is made and entered into by and between American Commercial Lines LLC (the "Company") and its affiliates American Commercial Barge Line LLC ("ACBL"), American Commercial Lines International LLC ("ACLI"), and Jeffboat LLC ("Jeffboat"), and W. Norb Whitlock ("Employee").

                                    RECITALS

            A. The Company, ACBL, ACLI and Jeffboat are seeking to reorganize under chapter 11 of the United States Bankruptcy Code, and the chapter 11 cases with respect to the Company and certain of its direct and indirect subsidiaries, including ACBL, ACLI and Jeffboat, are pending in the United States Bankruptcy Court for the Southern District of Indiana, New Albany Division (the "Court"), and administratively consolidated as Case No. 03-90305-BHL-11 (the "Chapter 11 Case"). ACBL, ACLI and Jeffboat will be referred to hereafter collectively as the "Affiliates" and each of them individually as an "Affiliate". All direct and indirect parents of the Company or an Affiliate and/or all subsidiaries, wholly or partially owned by the Company or an Affiliate, are referred to as "affiliates" and each of such entities individually is referred to as an "affiliate".

            B. The Company and the Affiliates believe that Employee will continue to make valuable contributions to the productivity of the Company and one or more of the Affiliates and to maintaining and maximizing the value of the Company and one or more of the Affiliates.

            C. The Company and the Affiliates desire to encourage Employee to continue to make such contributions and not to seek or accept employment elsewhere.

            D. Prior to January 31, 2003 (the "Petition Date"), Employee became a participant in the American Commercial Lines LLC Salary Continuation Plan (the "SCP"), a non-qualified retirement benefit plan. Such participation was memorialized in a Salary Continuation Plan Agreement dated July 1, 1998 (the "SCP Agreement") between the Company and Employee. As a participant in the SCP, upon the occurrence of certain events, Employee is entitled to receive a benefit payment (the "SCP Benefit") according to the terms and conditions of the SCP and the SCP Agreement. In the Chapter 11 Case, Debtors sought and obtained the Court's approval to pay sums as they became due under the SCP.

            E. The Company and the Affiliates desire to make a SCP Benefit payment to Employee under the SCP upon the occurrence of certain conditions set forth below.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and the Affiliates, jointly and severally, and Employee hereby agree as follows:

            1. This Agreement shall not become effective unless the following conditions are satisfied: (a) the Company's Board of Managers adopts a resolution authorizing the Company and the Affiliates to enter into this Agreement; and (b) the Court in the Chapter 11 Case enters an order authorizing the Company and the Affiliates to enter into this Agreement. Provided the foregoing conditions are satisfied, this Agreement shall be effective as of the date on which the last condition above is satisfied (the "Effective Date").

            2. This Agreement shall be valid from the Effective Date through December 31, 2006, unless this Agreement is terminated earlier by virtue of the severance of Employee's employment for any reason prior to such date.

            3. For purposes of this Agreement, a "Change in Control" of the Company or an Affiliate means and shall be deemed to have occurred upon the occurrence of any one or more of the following:

            (a) consummation of a sale or other disposition of all or substantially all of the assets of the Company or an Affiliate, other than such a sale or other disposition to the Company, one of the Affiliates, an affiliate or one or more Existing Creditors (as defined below) of the Company or an Affiliate;

            (b) acquisition by any individual, entity or group of beneficial ownership of more than fifty percent (50%) of the outstanding membership or equity interests of the Company or an Affiliate, except such an acquisition by the Company, one of the Affiliates, an affiliate or one or more Existing Creditors of the Company or an Affiliate; or

            (c) consummation of a plan of merger or consolidation involving the Company or an Affiliate pursuant to which after the merger or consolidation more than fifty percent (50%) of the equity interests of the surviving entity is owned or controlled by a person or entity other than the Company, one of the Affiliates, an affiliate existing prior to such merger or consolidation or one or more Existing Creditors of the Company or an Affiliate.

            For purposes of (a) through (c) above, "Existing Creditors" means persons who (1) hold one or more claims (as defined in 11 U.S.C. Section 101(5)) against the Company or one or more of the Affiliates as of the Effective Date, and (2) have not, prior to consummation of a transaction that would constitute a "Change in Control," executed a confidentiality agreement with the Company to perform due diligence in connection with the marketing effort commenced on behalf of the Company and the Affiliates by American Marine Advisors, Inc.

            Notwithstanding these occurrences, a sale, gift or other transfer of equity interests in the Debtors that does not provide a material benefit to the estates in the Chapter 11 Case will not be deemed a change in control.

            4. The Company shall provide Employee with the SCP Benefit as set forth in Section 8 of this Agreement upon any termination of Employee's employment by the Company or an Affiliate directly and demonstrably resulting from a Change in Control, provided said

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termination occurs no later than nine (9) months following a Change in Control.
Notwithstanding the forgoing, the SCP Benefit shall not be paid if Employee's employment is terminated for "Cause." For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following events:

(i) Employee's gross or habitual neglect of Employee's employment duties and responsibilities; (ii) Employee's conviction for a felony or of any crime involving moral turpitude; (iii) Employee's engaging in any illegal conduct or willful misconduct in the performance of Employee's employment duties for the Company, the Affiliates or the affiliates; (iv) Employee's engaging in any fraudulent or dishonest conduct in Employee's dealings with, or on behalf of, the Company, the Affiliates or the affiliates; (v) Employee's breach of Employee's obligations under this Agreement or a material breach of any employment agreement with the Company, the Affiliates or the affiliates; (vi) Employee's gross negligence in the performance of Employee's employment duties for the Company, the Affiliates or the affiliates; (vii) Employee's "misconduct" as that term is defined for purposes of unemployment compensation entitlement under Indiana law.

            5. The Company shall also provide Employee with the SCP Benefit as set forth in Section 8 of this Agreement upon any voluntary resignation by Employee between the Effective Date and nine (9) months immediately after a Change in Control if, directly and demonstrably resulting from a Change in Control, any one of the following events occurs during that time period:

            (a) without Employee's written consent, the reassignment of Employee to any position or duties which constitute a substantial reduction of Employee's duties or status with the Company or an Affiliate immediately prior to the Change in Control and which does not represent a promotion from Employee's position, duties or responsibilities immediately prior to the Change in Control other than for Cause;

            (b) without Employee's written consent, a reduction by the Company or an Affiliate in Employee's base salary from the level of such base salary immediately prior to the Change in Control other than for Cause;

            (c) without Employee's written consent, a material adverse change in pension and welfare benefits other than for Cause; provided, however, that a material adverse change in welfare benefits provided to retirees shall not trigger any potential obligations of the Company under this Section 5; or

            (d) without Employee's written consent, the Company's or an Affiliate's requiring Employee to be based anywhere other than the Jeffersonville, Indiana/Louisville, Kentucky metropolitan area (defined as a 40 mile radius area from the Company's current headquarters at 1701 East Market Street, Jeffersonville, Indiana) other than for Cause, except for required travel on the business of the Company or an Affiliate in accordance with the Company's past management practices.

            6. The Company shall also provide Employee with the SCP Benefit as set forth in Section 8 of this Agreement in the event Employee remains employed through December 31, 2006.

            7. In the event Employee resigns or retires prior to December 31, 2006 for any reason other than those set forth in Sections 4 or 5 of this Agreement, Employee shall forfeit the SCP Benefit set forth in Section 8 of this Agreement.

            8. Subject to the conditions and exceptions set forth in Sections 4, 5, 6 and 7 hereof, the Employee shall receive the SCP Benefit in a lump sum within fourteen (14) days after (x) the date of the qualifying termination or resignation, or (y) the date of Employee's retirement, if Employee is employed as of December 31, 2006; provided, however, that the payment described in subsection (y) of this Section 8 shall be fully earned and vested on December 31, 2006. The value of the SCP Benefit shall be reduced by the full amount that such value, when added to all other payments or benefits of any kind to the Employee constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. Employee acknowledges and agrees that satisfaction of the benefit offered in this Section 8 shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Employee arising out of Employee's employment with the Company and the termination thereof, except for any vested rights Employee may then have under any insurance, pension, supplemental pension, thrift, employee stock ownership, or stock option plans sponsored or made available by the Company. Employee further acknowledges and agrees that as a condition to receiving any benefit under this Section 8, Employee will execute and deliver to the Company a Release Agreement in form and substance reasonably satisfactory to the Company pursuant to which Employee releases and waives any and all claims against the Company, the Affiliates, and all affiliates arising out of Employee's employment with the Company or an Affiliate, Employee's work for the Company, an Affiliate or any affiliate and/or the termination of Employee's employment with the Company or an Affiliate; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Employee may have under any insurance or other employee benefit plan sponsored by the Company or an Affiliate, (b) any claims for salary or other compensation earned by Employee prior to the employment termination date, (c) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (d) any rights to the benefit contained herein. Employee acknowledges and agrees that if Employee materially breaches, or threatens to breach any of the covenants or provisions set forth in Section 12 of this Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment of any benefits hereunder without any recourse by Employee. The Employee, the Company and the Affiliates acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company or the Affiliates in connection with Employee's breach, or threatened breach, of any of the covenants or provisions of Section 12 of this Agreement.

            9. Following a qualifying termination or resignation, Employee shall be entitled to continue to participate in the Company's group medical insurance coverage until his 65th birthday, and to elect coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") when Employee ceases to participate in this continued coverage for any reason.

Notwithstanding any other provision in this section, if Employee accepts subsequent employment with a company which offers group medical insurance coverage, Employee shall no longer be entitled to participate in the Company's group medical insurance coverage except by electing COBRA coverage. If Employee elects to exercise any retirement option prior to obtaining age 65, Employee shall no longer be entitled to participate in the Company's group medical insurance coverage except by electing COBRA coverage, but may participate in any retiree medical benefit for which Employee otherwise qualifies.

            10. If and to the extent the SCP Benefit is payable hereunder, this Agreement supersedes any applicable severance policy of the Company (or an Affiliate) otherwise applicable to land-based salaried employees; any agreement regarding payment of severance or any bonus for confirmation of a chapter 11 plan between Employee and Company or an Affiliate; and any other applicable severance plan, policy or program which Company (or an Affiliate) may from time to time offer its employees; provided, however, that the aggregate amount of all payments received by Employee from and after the Effective Date under all such severance or bonus plans, including without limitation this Agreement and the Key Employee Retention Program implemented during the Chapter 11 Case, shall not exceed the amount of the SCP Benefit.

            11. Employee is not required to mitigate the amount of the SCP Benefit to be paid by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any SCP Benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer or which might have been earned by Employee had Employee sought such employment, after the date of termination of Employee's employment with the Company or otherwise.

            12. In order to induce the Company to enter into this Agreement, Employee hereby agrees as follows:

            (a) Employee acknowledges that during the course of Employee's employment by the Company or an Affiliate Employee will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the Company the Affiliates, and/or affiliates which information will include, without limitation, procedures, methods, manuals, lists of customers, suppliers and other contacts, sales and other reports, marketing plans, business plans, financial data, research and development information and personnel information. Employee covenants and agrees that Employee will not, at any time during Employee's employment with the Company (or an Affiliate) and thereafter, directly or indirectly, use, divulge or disclose for any purpose whatsoever any of the Company's, any Affiliate's, or any affiliate's confidential information or trade secrets, except in the course of Employee's work for and on behalf of the Company or an Affiliate or where a court or government agency requires such information to be disclosed by order, subpoena, or other valid legal compulsion. Should Employee be required to make a disclosure under court or agency order, subpoena, or other legal compulsion, Employee shall promptly, but in no event more than seventy-two (72) hours after learning of such requirement, notify the Company, by personal delivery or overnight mail to the addresses specified in Section 15 hereof, that Employee is required to make such disclosure. At the Company's expense, Employee shall take all reasonably necessary steps the Company may request to defend against the compulsion of such disclosure and to permit the Company to intervene and to participate in any related proceeding. Employee's confidentiality obligations shall continue as long as the confidential information remains confidential and shall not apply to information which becomes generally known to the public through no act or omission of Employee. During Employee's employment by the Company or an Affiliate, any inventions, new devices or procedures, as well as any patent, copyright or trademark applications filed, or patents, copyrights or trademarks obtained, as a result of Employee's efforts on behalf of the Company, one of the Affiliates, or an affiliate shall belong and inure to the exclusive benefit of the Company. Upon the termination of Employee's employment with the Company or one of the Affiliates, or at the request of the Company or one of the Affiliates, Employee shall immediately deliver to the Company any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Employee's possession or under Employee's control, whether prepared by Employee or others, containing confidential information or trade secrets relating to the Company, any of the Affiliates, or any affiliate.

            (b) Employee agrees and covenants that during the term of Employee's employment with the Company Employee will devote Employee's full time, energy and best efforts to the furtherance of the business of the Company (and its affiliates), including without limitation activities which may result in a Change in Control, and will not take any action that deprives the Company (or any of its affiliates) of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company (or its affiliates) or is detrimental to the business of the Company (or its affiliates), including without limitation activities which may result in a Change in Control. Employee further agrees and covenants that during the term of Employee's employment, Employee will take reasonable steps to establish appropriate succession planning for Employee's position.

            (c) Employee agrees and covenants that during the term of Employee's employment with the Company (or an Affiliate) and for a period of one (1) year immediately after the termination of such employment, Employee will not, directly or indirectly, solicit, recruit, hire, employ or attempt to hire or employ, or assist anyone in the recruitment or hiring of, any person who is then, or within the preceding three (3) month period was, an employee of the Company (or any of the affiliates), or urge, influence, induce or seek to induce any employee of the Company (or any of the affiliates) to terminate his/her relationship with the Company (or any of the affiliates).

            (d) Employee agrees and covenants that, during the term of Employee's employment with the Company or any of the Affiliates and for a period of two (2) years immediately after the termination of such employment, Employee will not, directly or indirectly, urge, induce or seek to induce any of the independent contractors, subcontractors, consultants, vendors or suppliers to the Company, the affiliates or any affiliate to terminate their relationship with, or representation of, the Company, any of the affiliates (or any affiliate) or to cancel, withdraw, reduce, limit, or in any manner modify any of such person's or entity's business with, or representation of, the Company, any affiliate.

            In the event of a breach or threatened breach by Employee of any provision of this Section 12, the Company shall be entitled to an injunction restraining Employee from committing or continuing such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee. The covenants of this Section 12 (i) shall run in favor of the Company, the Affiliates and all affiliates, and all of their successors and assigns, and (ii) shall survive the expiration or termination of this Agreement and the cessation of Employee's employment with the Company or an Affiliate for whatever reason.

            13. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or an Affiliate to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If this Agreement is not assumed by any successor and if Employee is fired, demoted, relocated or has received a reduction in pay other than for Cause and in contravention of this Agreement, he is entitled to compensation under the terms of this Agreement from the Company as an administrative expense allowed in the Chapter 11 Case. For purposes of this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to the business or assets of it as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

            14. The Company and Employee acknowledge and agree that Employee's employment with the Company (or an Affiliate) is on an at-will basis, and as such Employee's employment may be terminated by either the Company (or an Affiliate) or Employee at any time for any reason, or no reason, with or without cause, and with or without notice. This Agreement does not affect Employee's status as an at-will employee except to the degree Employee may be entitled to the SCP Benefit as described herein.

            15. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

                  If to Employee:
                                    W. Norb Whitlock
                                    4009 Fox Meadow Way
                                    Prospect, Kentucky 40059

                  If to the Company:
                                    American Commercial Lines LLC
                                    1701 East Market Street
                                    Jeffersonville, Indiana 47130

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

                                    Attention: General Counsel

                                    American Commercial Lines LLC
                                    1701 East Market Street
                                    Jeffersonville, Indiana 47130
                                    Attention: President and CEO

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

            16. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, without application of its conflicts-of-law principles. The parties agree that any legal action relating to this agreement shall be commenced and maintained exclusively before any appropriate state court in Clark County, Indiana, or the United States District Court for the Southern District of Indiana, New Albany Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

            17. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement. Other than as modified herein, the SCP Agreement shall remain in full force and effect.

            18. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            19. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same Agreement.

            20. The Company shall have the right to assign this Agreement as provided in Section 13, and accordingly the terms of this Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement is personal to Employee, and Employee shall not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations. Without limiting the foregoing, Employee's right to receive the SCP Benefit hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this Section 20, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

            21. Any SCP Benefit payable under this Agreement shall be paid solely from the general assets of the Company, and Employee shall not have any interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between Employee and the Company.

            IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as provided in Section 1 of this Agreement.

AMERICAN COMMERCIAL LINES LLC                 EMPLOYEE

By: /s/ Stephen A. Frasher                    /s/ W. Norb Whitlock
    ----------------------------------        ---------------------------------
                                              W. Norb Whitlock
Printed Name: Stephen A. Frasher
Title: President & CEO

AMERICAN COMMERCIAL BARGE
LINE LLC

By: /s/ Stephen A. Frasher
    ----------------------------------

Printed Name: Stephen A. Frasher
Title: President & CEO

AMERICAN COMMERCIAL LINES
INTERNATIONAL LLC

By: /s/ Stephen A. Frasher
    ----------------------------------

Printed Name: Stephen A. Frasher
Title: President & CEO

JEFFBOAT LLC

By: /s/ Stephen A. Frasher
    ----------------------------------

Printed Name: Stephen A. Frasher
Title: Chief Executive Officer

                                       -9-